1994 STOCK OPTION PLAN FOR PIONEER RAILCORP

     This Stock Option Plan is made as of April 12, 1994 by Pioneer Railcorp.

                          Recitals

     A. The Company desires to attract, retain and motivate employees of the Company whose efforts contribute to the success of the Company. This Plan is intended to reward such employees by providing the opportunity to acquire or increase the proprietary interest of such employees in the Company.

     B. This Plan has been approved by the shareholders of the Company and by the Board.

     C. The options granted under this Plan to employees are intended to be "incentive stock options" within the meaning of Code Section 422 (the Plan also includes non-employee directors, whose options may not qualify as "incentive stockoptions").

                          Agreements

Now therefore it is agreed as follows:

                           Article I
                          Definitions

 As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

(a)  "Board" shall mean the Board of Directors of the Company.

(b)  "Company" shall mean Pioneer Railcorp.

(c) "Fair Market Value" shall mean the closing price per share at which the Stock is sold in the regular way on the Chicago Stock Exchange
(or such other exchange on which the Stock is traded on the day an Option is granted hereunder or, in the absence of any reported sales on such day, the first preceding day on which there were such sales. The Fair Market Value of the Stock on April 12, 1994 is $3.00 per share.

(d) "Option" shall mean an option to purchase Stock granted pursuant to the provisions of Article V hereof.

(e) "Optionee" shall mean an employee to whom an Option has been granted hereunder (or, where applicable, to a non-employee "outside" director to whom an Option has been granted hereunder).

(f) "Plan" shall mean the 1994 Stock Option Plan for Pioneer Railcorp, the terms of which are set forth herein.

(g) "Stock" shall mean the Class A Common Stock of the Company, or in the event that the outstanding shares of Stock are hereafter changed into or exchanged for shares of a different stock or securities of the Company or some other corporation, such other stock or securities.

(h) "Stock Option Agreement" shall mean the agreement between the Company and the Optionee under which the Optionee may purchase Stock hereunder.

(i) "Ten Percent Shareholder" shall mean an individual who owns stock of the Company possessing more than 10 percent of the total combined voting power of all classes of stock of the Company within the meaning of Code
Section 422 (b)(6).


                                   Article II
                                  Participants

Any employee (or outside director) of the Company or of a subsidiary of the Company shall be eligible to participate in the Plan. The Board may grant Options to any eligible person in accordance with such determinations as the Board from time to time in its sole discretion shall make. Options may be granted to eligible persons in the following groups:

               Group                    Maximum Option Shares

     Executive Officers                      265,000

     Outside Directors                        30,000

     Regular Employees                       115,000

     Other Individual Employees               10,000

The number of Option Shares for each group shall be increased as provided in Section 4.1.


                                   Article III
                                 Administration

     3.1 Duties and powers of the Board. The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have sole discretion and authority to determine from among eligible persons those to whom and the time or times at which Options may be granted and the number of shares of Stock to be subject to each Option. Subject to the express provisions of the Plan, the Board shall also have complete authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, to determine the details and provisions of each Stock Option Agreement and to make all other determinations necessary or advisable in the administration of the Plan.

    3.2 Company assistance. The Company shall supply full and timely information to the Board on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment, and such other pertinent facts as the
Board may require. The Company shall furnish the Board with such clerical and other assistance as is necessary in the performance of its duties.


                         Article IV
               Shares of Stock Subject to Plan

     4.1  Limitations.  Subject to adjustment pursuant to the provisions of
Section 4.3 hereof, the number of shares of Stock which may be issued and sold hereunder shall not exceed 420,000 shares, except that such number shall be increased by 10% if the price condition in Section 5.4(a) is satisfied on or before December 31, 1995 and shall be increased by 5% if the price condition in
Section 5.4(a) is satisfied after December 31, 1995 but on or before December 31, 1996. Such shares may be either authorized and unissued shares or shares issued and thereafter acquired by the company.

     4.2 Options and awards granted under Plan. Shares of stock with respect to which an Option granted hereunder shall have been exercised, shall not again be available for Option hereunder. If
Options granted hereunder shall terminate for any reason without being wholly exercised, new Options may be granted hereunder covering the number of shares to which such Option termination relates.

     4.3 Reorganization. In the event that the outstanding shares of Stock hereafter are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up, or stock dividend:

          (a) The aggregate number and kind of shares subject to Options which may be granted hereunder shall be adjusted appropriately; and

          (b) Rights under outstanding Options granted hereunder, both as to the number of subject shares and the Option price, shall be adjusted appropriately.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Board, and any such adjustment may provide for the elimination of fractional share interests.

                         Article V
                          Options

     5.1 Option grant and agreement. Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of the Board and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee, which Agreement shall set forth such terms and conditions as may be determined by the Board consistent with the Plan.

     5.2 Option price. The per share Option price of the Stock subject to each Option shall be determined by the Board, but the per share price shall not be less than the Fair Market Value of the Stock on the date the Option is granted. The foregoing notwithstanding, if the Optionee is a Ten Percent Shareholder, the Option price per share shall not be less that 110% of the Fair Market Value of the Stock on the date the Option is granted.

     5.3 Option Period. Each option granted hereunder must be granted, if at all, on or before June 30, 1996. After satisfying the condition in
Section 5.4(a), each Option may be exercised at any time during the five-year period thereafter, provided, however, that the aggregate Fair Market Value of Stock (determined as of the date the Option is granted) which first becomes exercisable with respect to any Optionee in any calendar year may not exceed $100,000 (regardless of the date the Option is granted) and further provided with respect to a Ten Percent Shareholder that such Optionee may not exercise any Option after the expiration of five
(5) years from the date the Option is granted.

     5.4 Option exercise. (a) Options granted hereunder may not be exercised unless and until the closing price of Stock is at least $8.00 per share (as reported in the Wall Street Journal) for any ten consecutive days on or before December 31, 1997. If this condition is not satisfied on or before December 31, 1997, all Options hereunder shall be void.

     (b) Options may be exercised in whole at any time, or in part from time to time with respect to whole shares only, within the period permitted for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option with respect to a specified number of shares delivered to the Company at its principal office in the State of Illinois, and payment in cash to the Company at said office of the amount of the Option price for the number of shares of Stock with respect to which the Option is the being exercised.

     5.5 Nontransferability of Option. No Option shall be transferred by an Optionee other than by will or by the laws of descent and distribution.
During the lifetime of an Optionee, the Option shall be exercisable only by the Optionee.

     5.6 Effect of death of other termination of employment. (a) Upon termination of an Optionee's employment with the Company or subsidiary for any reason other than death, the Optionee may, for a period of three months thereafter, exercise any Options which were exercisable by the Optionee on the date of termination. Any Options not so exercised shall terminate.

     (b) If an Optionee dies while in the employ of the Company or subsidiary, the executor or administrator of the estate of the decedent or the person or persons to whom an Option granted hereunder shall have been validly transferred by the executor or the administrator pursuant to will or the laws of descent and distribution shall have the right to exercise the Optionee's Options to the extent that it was exercisable by the Optionee at the date of termination of employment by death, provided such Option is exercised before the first to occur of (i) one year after Optionee's death and (ii) the end of the period during which such Options is otherwise exercisable hereunder. Any Options not so exercised shall terminate.

     (c) No transfer of an Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of such Option.

     5.7 Rights as shareholder. Any Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares subject to such Option prior to the purchase of such shares by exercise of such Option as provided herein.


                         Article VI
                    Stock Certificates

     The Company shall not be required to issue or deliver any certificate of shares of Stock purchased upon the exercise of any Option granted hereunder or any portion thereof, prior to fulfillment of all the following conditions:

          (a) The admission of such shares to listing on all stock exchanges on which the Stock is then listed;

          (b) The completion of any registration or other qualifications of such shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Board shall in its sole discretion deem necessary of advisable;

          (c) The obtaining of any approval or other clearance from any federal or state governmental agency which the Board shall in its sole discretion determine to be necessary or advisable; and

          (d) The lapse of such reasonable period of time following the exercise of the Option as the Board from time to time may establish for reasons of administrative convenience.

                         Article VII
                          Directors

     This Plan shall also apply to outside directors of the Company, even though the grant of an Option to an outside director will not be an "incentive stock option" under Code Section 422. For Options granted to outside directors hereunder, the provisions of this Plan shall apply to directors and shall be interpreted in a manner as though the directors were employees.


                         Article VIII
        Termination, Amendment, and Modifications of Plan

     The Board may at any time terminate and may at any time and from time to time and in respect amend or modify, the Plan; provided, however, that no such action of the Board without approval of the majority of the shareholders of the Company may:

          (a) Increase the total number of shares of Stock subject to the Plan except as contemplated in Section 4.3 hereof;

          (b) Change the manner of determining the Option price;

          (c) Withdraw the administration of the Plan from the Board; and

provided further, that no termination, amendment, or modification of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan without the consent of the Optionee or permitted transferee of the Option.


                         Article IX
                       Miscellaneous

     9.1 Employment. Nothing in the Plan or in any Option granted hereunder or in any Stock Option Agreement relating thereto shall confer upon any employee the right to continue in the employ of the Company.

     9.2 Other compensation plans. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees of the Company.

     9.3 Plan binding on successors. The Plan shall be binding upon the successors and assigns of the Company.

     9.4 Partial invalidity. If any term or provision of this Plan shall be declared invalid or unenforceable, all other terms and provisions hereof shall remain in full force and effect to the fullest extent permitted by law.

     9.5 Singular, plural; gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

     9.6 Headings, etc., no part of plan. Headings of Articles and Section hereof are inserted for convenience and reference; they constitute no part of the Plan.



                              PIONEER RAILCORP



                           By:/s/ Guy L. Brenkman

                           Its CEO

                           Dated: April 12, 1994